CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Cheswold Lane Funds and to the use of our report dated February 24, 2010 on the financial statements and financial highlights of Cheswold Lane International High Dividend Fund, a series of beneficial interest in the Cheswold Lane Funds.  Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
April 30, 2010